EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.



                                                                       For the year ended
                                              --------    ---------------------------------------------
FOR THE PERIOD ENDED .....................    12.31.01    12.31.00    12.31.99    12.31.98     12.31.97
                                              --------    --------    --------    --------     --------
IAS (1)
Pre-tax earnings from continuing
operations (2) ...........................       6,353      10,109       7,709       3,560         (851)
Add: Fixed Charges .......................      45,090      44,251      30,246      32,958       17,273
                                              --------    --------    --------    --------     --------
PRE-TAX EARNINGS BEFORE FIXED CHARGES ....      51,443      54,360      37,955      36,518       16,422
Fixed charges:
    Interest .............................      44,236      43,615      29,695      32,424       16,733
    Other (3) ............................         854         636         551         534          540
                                              --------    --------    --------    --------     --------
    TOTAL FIXED CHARGES ..................      45,090      44,251      30,246      32,958       17,273
RATIO OF EARNINGS TO FIXED CHARGES (4)....        1.14        1.23        1.25        1.11         0.95

U.S. GAAP (1)
Pre-tax earnings from continuing
operations (2) ...........................                   6,617       4,216      (5,319)
Add: Fixed charges .......................                  44,220      30,211      26,307
                                                          --------    --------    --------
PRE-TAX EARNINGS BEFORE FIXED CHARGES.....                  50,837      34,427      20,988
Fixed charges:
    Interest .............................                  43,584      29,660      25,773
    Other (3) ............................                     538         551         534
                                                          --------    --------    --------
TOTAL FIXED CHARGES ......................                  44,220      30,211      26,307
                                                          --------    --------    --------
RATIO OF EARNINGS TO FIXED CHARGES (5) ...                    1.15        1.14        0.80

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(1)  The ratio is provided using both IAS and U.S. GAAP values, as the ratio is materially different between the two accounting standards. No U.S. GAAP information is provided for the years ended December 31, 1997 and December 31, 2001 as a GAAP reconciliation was not required for those periods.

(2) Pre-tax earnings from continuing operations includes the elimination of subsidiary, associate and minority interest income and the addition of dividends received from associates.

(3)  Other fixed charges is the interest component of rental expense.

(4) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1997 was CHF 851 million.

(5) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1998 was CHF 5,319 million.